Exhibit 5
[SCHERING-PLOUGH LETTERHEAD]
                    September 17, 2008
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Ladies and Gentlemen:

     I am Corporate Secretary, Vice President, Corporate Governance and Associate General Counsel of Schering-Plough Corporation (“Schering-Plough”). As such, I, together with lawyers reporting to me, have acted as counsel to Schering-Plough in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of an aggregate of 3,000,000 common shares of Schering Plough, par value $0.50 per share (the “Common Shares”), offered under the Schering-Plough Employees’ Saving Plan (the “Plan”) as specified in the Registration Statement.

     I have reviewed the Schering-Plough Restated Certificate of Incorporation; its By-Laws; the corporate proceedings relating to the Registration Statement and the Plan; the Registration Statement; the Plan; and such other documents and questions of law as I have deemed necessary in relation to the opinion expressed below.

     Upon the basis of the foregoing, I advise you that, in my opinion:

     (1) the Common Shares have been duly authorized by Schering-Plough; and

(2) when issued and delivered by Schering-Plough in accordance with the terms of the Plan and paid for in full in accordance with the terms of the Plan, the Common Shares will be legally issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/Susan Ellen Wolf

Susan Ellen Wolf